Exhibit 23.2

CONSENT OF COUNSEL

We consent to the references to our firm under the captions “Income Tax Aspects,” “Legal Matters” and “Experts” in this Post-Effective Amendment No. 1 to the Form S-1 Registration Statement (Reg. No. 333-110076) as filed with the United States Securities and Exchange Commission on August 13, 2004 and the related Prospectus for Citigroup Diversified Futures Fund L.P.

August 13, 2004

/s/  WILLKIE FARR & GALLAGHER LLP